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               SECOND AMENDMENT TO AGREEMENT AND PLAN OF EXCHANGE

    THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF EXCHANGE (this "Amendment"), made as of the 13th day of January, 1998, by and among ADVANCED COMMUNICATIONS GROUP, INC., a Delaware corporation organized in September 1997, ADVANCED COMMUNICATIONS CORP. (formerly named Advanced Communications Group, Inc.), a Delaware corporation organized in June 1996, ACG ACQUISITION CORP., a Delaware corporation, VALU-LINE OF LONGVIEW, INC., a Texas corporation, and DAVID M. MITCHELL, BOB DAMUTH, RICHARD ROPER, ANNE ROPER and CLARENCE FRIAR, amends the Agreement and Plan of Exchange dated as of October 6, 1997, as amended by the First Amendment to Agreement and Plan of Exchange dated January 8, 1998, among the parties (the "Restated Agreement"; and as amended hereby, the "Agreement").

                                    RECITALS

         WHEREAS, the parties are aware that the Company is subject to certain potentially significant liabilities with respect to its acts and omissions in the State of Arkansas;

         WHEREAS, the parties wish to modify the Restated Agreement to provide for the escrow of a portion of the Stock Component so that it may be applied toward compensating Parent for amounts which it or the Company may need to expend to satisfy such liabilities; and

         WHEREAS, all capitalized terms not otherwise defined herein have the meanings ascribed to them in the Restated Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:


1.  AMENDMENT OF SECTION 2.

    1.1 The first sentence of Section 2 is deleted and is replaced by the following:

         Pursuant to the terms of this Agreement, at the Closing, (x) Stockholders will transfer, convey, assign and deliver to Parent the Shares, together with stock powers duly endorsed by Stockholders so that the Shares may be duly registered in Parent's name, and (y) Parent will acquire the Shares from Stockholders for an aggregate

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         consideration of (i) $6.6 million in immediately available funds, (ii)
         such number of shares of Parent Stock (rounded to the nearest whole share) as shall be determined by dividing $4.92 million by the IPO Price ("Stock Component") and (iii) subject to the terms of the of an escrow agreement in the form attached hereto as Annex III (the "Escrow Agreement"), a proportion, not to exceed 100%, of the number of shares of Parent Stock (rounded to the nearest whole share) as shall be determined by dividing $280,000 by the IPO Price (the "Escrowed Shares"). The parties agree that in connection with the Closing, Parent, the Stockholders and an institution selected by Stockholders and reasonably acceptable to Parent (as escrow agent) will enter into the Escrow Agreement, and Parent will forthwith deposit with such institution, as escrow agent, a certificate representing the Escrowed Shares. Such shares shall be registered in the name of such escrow agent and be maintained and disbursed strictly in accordance with the terms of the Escrow Agreement.


2.  ADDITION OF SECTION 7.11.

    2.1  The following is added as Section 7.11 of the Agreement:

         7.11. Arkansas Liability. Stockholders and the Company will continue to make good faith efforts to obtain authority for the Company to conduct telecommunications business in Arkansas and to settle the contingent liabilities arising from the Company's violation of the laws and regulations of the State of Arkansas, including without limitation its failure to pay taxes, charges and impositions associated with doing telecommunications business in that state. Prior to the Closing, the Stockholders will pay (or will cause the Company to pay from cash otherwise distributable by the Company to the Stockholders pursuant to this Agreement), all expenses, attorneys' fees (other than the fees accrued through January 13, 1998 from services rended by Bourland, Smith, Wall & Wenzel), and other costs which the Company or the Shareholders or any of their agents or attorneys accrued or incurred at any time prior to the Closing in connection with such efforts.


3.  ADDITION OF SECTION 8.11.

    3.1  The following is added as Section 8.11 of the Agreement:

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         8.11.  Delivery of Escrow Agreement. Parent shall have executed and delivered to Stockholders an agreement in the form attached hereto as Annex III.


4.  MODIFICATION OF SECTION 17.6.

         4.1  The following sentence is appended to Section 17.6 of the Restated
    Agreement: "The foregoing provisions of this Section 17.6 are subject to and qualified by the terms of Section 7.11, Section 9.14, and the provisions of the Escrow Agreement."


5.  ADDITION OF SECTION 9.14.

    5.1  The following is added as Section 9.14 of the Agreement:

         9.14. Delivery of Escrow Agreement. The Stockholders shall have executed and delivered to Parent an agreement in the form attached hereto as Annex III. Stockholders agree that, for a period ending six months after the Closing, they will hold Parent and the Company harmless from any and all expenses and costs referenced in Section 7.11 that accrued through the Closing.


6.  ADDITION OF ANNEX III.

         6.1 Annex III hereto is hereby added as Annex III to the Restated Agreement.


7.  ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

    7.1 Stockholders jointly and severally represent and warrant that, to their knowledge and the knowledge of the Company, the January 9, 1998 letter from N. M. Norton to the Arkansas Public Service Commission sets forth an approximate, but materially accurate, calculation of the revenues earned by the Company with respect to services rendered in the State of Arkansas and the Longview LATA.

    7.2 The parties agree and understand that obtaining authorization in Arkansas and establishing a positive working relationship with the Arkansas regulatory authorities is of great practical importance to the Company and Parent. Consequently, after the Closing, the Company may take the actions it determines in good faith are necessary or advisable in connection with the resolution of its Arkansas liabilities. The Company shall have the sole authority to litigate, negotiate

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and resolve, by settlement or otherwise, the foregoing matters. In the event that the Company initiates or is otherwise subject to any contested legal or administrative action regarding such liabilities, each Stockholder shall render reasonable assistance to Parent and the Company in connection therewith. Without limiting the foregoing, each Stockholder agrees to execute and deliver, or cause to be executed and delivered, such further instruments, documents and affidavits and to take such other action as may be reasonably necessary or convenient in connection with such actions.


8.  MISCELLANEOUS

    8.1 Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. A facsimile copy of a signature page to this Amendment shall be accorded the same force and effect as a manually executed original counterpart of a signature page to this Amendment.

    8.2 Integration Clause. The Restated Agreement, as modified by this Amendment, represents the final agreement among the parties relating to its subject matter and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                            ADVANCED COMMUNICATIONS GROUP, INC.



                                            BY:
                                               --------------------------------
                                               NAME:  RICHARD P. ANTHONY
                                               TITLE: CHAIRMAN AND CHIEF
                                                      EXECUTIVE OFFICER

                                            ADVANCED COMMUNICATIONS CORP.



                                            BY:
                                               --------------------------------
                                               NAME:  ROD K. CUTSINGER
                                               TITLE: CHAIRMAN AND CHIEF
                                                      EXECUTIVE OFFICER



                                            ACG ACQUISITION CORP.



                                            BY:
                                               --------------------------------
                                               NAME:  BRAD K. CUTSINGER
                                               TITLE: PRESIDENT


                                            VALU-LINE OF LONGVIEW, INC.


                                            BY:
                                               --------------------------------
                                               NAME:
                                               TITLE:


                                            STOCKHOLDERS:



                                            -----------------------------------
                                            DAVID M. MITCHELL


                                            -----------------------------------
                                            BOB DAMUTH

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                                            -----------------------------------
                                            ANNE ROPER


                                            -----------------------------------
                                            RICHARD ROPER


                                            -----------------------------------
                                            CLARENCE FRIAR